Investor Relations:	Deborah Abraham
Vice President, Investor Relations
(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FOURTH QUARTER AND FISCAL 2011 RESULTS
Company Provides Guidance for Fiscal 2012
______________________________________________________________________

NEW YORK – February 28, 2012 -- The Warnaco Group, Inc. (NYSE: WRC) today reported results for the fourth quarter and fiscal year ended December 31, 2011.

For the year:

•	Net revenues were $2.5 billion, up 9.5% from the prior year
•	International net revenues increased 17% from the prior year
•	Direct-to-consumer net revenues increased 28%, including an increase of 4% in comparable store sales, from the prior year
•	Gross margin decreased 60 basis points from the prior year to 44% of net revenues
•	Selling, general and administrative (SG&A) expense as a percentage of net revenues increased 60 basis points from the prior year to 34%
•	Restructuring expense was $60.9 million (including $40.0 million of non-cash charges)
•	Income per diluted share from continuing operations declined 6% to $3.01 compared to $3.19 in the prior year
o
Income per diluted share from continuing operations on an adjusted, non-GAAP, basis increased 11% to $3.96 in fiscal 2011 compared to $3.57 in fiscal 2010 (both of which exclude restructuring expense, pension expense, certain tax-related items and other items)

•	The Company purchased 4.3 million shares of its common stock for approximately $217.1 million pursuant to its share repurchase programs

For the fourth quarter:

•	Net revenues were $614.7 million, up 4% from the prior year quarter
•	Gross margin increased 60 basis points from the prior year quarter to 44% of net revenues
•	SG&A as a percentage of net revenues decreased 60 basis points from the prior year quarter to 34%

•	Restructuring expense was $41.9 million (including $38.9 million of non-cash charges)
•	Loss per diluted share from continuing operations was ($0.16) compared to income per diluted share from continuing operations of $0.61 in the prior year quarter.
o
Income per diluted share from continuing operations on an adjusted, non-GAAP, basis increased 31% to $0.97 compared to $0.74 in the prior year quarter (both of which exclude restructuring expense, pension expense, certain tax-related items and other items)

The accompanying tables provide a reconciliation of actual results to the adjusted results.

The Company believes it is valuable for users of the Company's financial statements to be aware of the adjusted financial information, as management uses such measures to evaluate the operating performance of the Company's continuing businesses on a comparable basis and to make operating and strategic decisions.  In addition, the Company uses performance targets based, in part, on non-GAAP income from continuing operations and non-GAAP operating income as a component of the measurement of certain kinds of employee incentive compensation.

"Fiscal 2011 was another successful year for Warnaco," commented Helen McCluskey, the Company's President and Chief Executive Officer.  "We remained focused on our key strategic initiatives, growing our Calvin Klein® businesses, expanding our international reach, building our direct-to-consumer platform and improving the profitability of our Heritage brands. Our net revenue results, 12% growth in Calvin Klein, 17% growth in international and a 28% increase in direct-to-consumer businesses, demonstrate the strength of our brands and our diversified global business model."

"We look forward to building on our strengths and positioning the business for the future.   While we incurred significant restructuring charges in fiscal 2011 to reorganize our business, including a fourth quarter charge related to the expected transition out of our European CK/Calvin Klein bridge business, we will now focus our resources on our global Calvin Klein Jeans and Calvin Klein Underwear businesses which we believe present greater opportunities for profitable growth."

"I am pleased with all we accomplished this year and I am proud to take the helm of Warnaco as we begin 2012," Ms. McCluskey continued.  "We continue to see significant opportunities to improve our operating results as we leverage our diversified global model, exploit the power of our brands, increase our market share in key areas and expand into new territories. Warnaco has built a strong team committed to our strategy and vision.  I want to credit our more than 7,100 associates around the world for their contribution to our positive results.  I am confident in our strategies and expect to continue making strides toward our near and long-term goals in fiscal 2012."

Fiscal 2012 Outlook

For fiscal 2012, on an adjusted, non-GAAP, basis (excluding restructuring expense and assuming minimal pension expense) and based on recent exchange rates, the Company anticipates:

•	Net revenues will grow 4% - 6% compared to fiscal 2011 (6%-8% based on 2011 average exchange rates); and
•	Adjusted, non-GAAP, diluted earnings per share from continuing operations in the range of $4.20 - $4.45.

Schedule 7 of the accompanying tables provides a reconciliation of anticipated diluted earnings per share from continuing operations, on a GAAP basis of $3.64- $3.70 per diluted share (assuming minimal pension expense), to the adjusted, non-GAAP, fiscal 2012 outlook above.

Fiscal 2011 Highlights

Total Company

Net revenues increased 9.5% to $2.5 billion compared to the prior year. The Company's Calvin Klein net revenues were up 12% compared to the prior year, driven by international and direct-to-consumer expansion. International net revenues were up 17% and direct-to-consumer revenues increased 28%.  Gross margin declined 60 basis points compared to the prior year, reflecting the impact of increased product costs and challenging business conditions in both the U.S. and Europe.  SG&A expense as a percentage of net revenues increased 60 basis points, due primarily to restructuring expense and continued investment in the Company's direct-to-consumer business.

The Company incurred $60.9 million of restructuring charges, of which $40.0 million were non-cash charges, primarily related to an impairment charge associated with the expected transition out of the Company's European CK/Calvin Klein bridge business. The affected bridge businesses, in the aggregate, incurred operating losses in each of the past two years.  A more detailed discussion of these restructuring charges can be found in the financial tables accompanying this release as well as in the Company's Annual Report on Form 10K for the fiscal year ended December 31, 2011, which will be filed with the Securities and Exchange Commission.

Operating income was $181.5 million (or 7% of net revenues) for fiscal 2011 compared to $247.8 million (or 11% of net revenues) for fiscal 2010 and includes pension and restructuring expense of $87.7 million and $12.4 million, respectively.

The Company's effective tax rate was 21% for fiscal 2011 compared to 36% for fiscal 2010.  The effective tax rate for fiscal 2011 includes approximately $19.0 million of net tax benefits, primarily related to the recognition of pre-2004 net operating losses in a foreign jurisdiction as a result of receiving a favorable ruling from that country's taxing authority ($11 million) and a reduction in the reserve for uncertain tax positions in certain foreign jurisdictions ($7 million). The Company's adjusted, non-GAAP, effective tax rate was 32% for fiscal 2011 compared to 33% for fiscal 2010.

The Company's income from continuing operations fell to to $132.3 million (or $3.01 per diluted share) in fiscal 2011 compared to $147.8 million (or $3.19 per diluted share) in fiscal 2010.  On an adjusted, non-GAAP basis (excluding costs related to restructuring expenses, pension expense, certain tax-related items and other items), income from continuing operations was $ 174.1 million (or $3.96 per diluted share) for fiscal 2011 compared to $165.5 million (or $3.57 per diluted share) in the prior year.

Fluctuations in foreign currency exchange rates in fiscal 2011 compared to fiscal 2010 resulted in an increase in reported net revenues of $59.0 million and a decrease in reported income per diluted share from continuing operations of approximately $0.12. A more comprehensive discussion regarding the effects of fluctuations in foreign currency exchange rates on the Company's operating results can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which will be filed with the Securities and Exchange Commission.

Fourth Quarter Highlights

Total Company

Net revenues were up 4% to $614.7 million compared to the prior year quarter, primarily fueled by growth in the Company's Calvin Klein businesses. Net revenues from the Company's international businesses increased 4% compared to the prior year quarter, while the domestic business grew 5%.  Direct-to-consumer net revenues increased 14% compared to the prior year quarter.  Net revenues in the Company's Heritage (non-Calvin Klein) businesses decreased 5%, compared to the prior year quarter.  Growth in the Company's Core Intimates business was offset by a decrease in the Company's Chaps® business, which resulted primarily from weaker demand in the moderate priced channel.

Gross margin increased 60 basis points compared to the prior year quarter, due in part to a greater proportion of sales in the Company's higher margin direct-to-consumer business compared to its wholesale business.  SG&A expense as a percentage of net revenues decreased 60 basis points to 34% of net revenues.  The Company incurred an operating loss of ($5.5) million, compared to operating income of $45.1 million (or 8% of net revenues) in the prior year quarter.  Operating income for the fourth quarter of fiscal 2011 included $69.6 million of pension and restructuring expense (including a $35.2 million non-cash impairment charge associated with the expected transition out of the Company's European CK/Calvin Klein bridge business), compared to $8.6 million of pension and restructuring expense for the fourth quarter of fiscal 2010.

The loss from continuing operations was ($6.6) million (or ($0.16) per diluted share) compared to income from continuing operations of $28.0 million (or $0.61 per diluted share) in the prior year quarter.  On an adjusted, non-GAAP basis (excluding costs related to restructuring expenses, pension expense, certain tax-related items and other items), income from continuing operations was $40.7 million (or $0.97 per diluted share) compared to $34.1 million (or $0.74 per diluted share) in the prior year period.

Fluctuations in foreign currency exchange rates during the quarter compared to the prior year quarter resulted in a decrease in reported net revenues of $6.3 million and an increase in reported income per diluted share from continuing operations of approximately $0.02.

Balance Sheet

Cash and cash equivalents at December 31, 2011 were $232.5 million compared to $191.2 million at January 1, 2011.  During fiscal 2011, the Company purchased 4.3 million shares of its common stock under its share repurchase programs for approximately $217.1 million, which was primarily funded with proceeds from the Company's $200 million term loan facility entered into in June 2011.

Inventories were $350.8 million at December 31, 2011, up 13% compared to $310.5 million at January 1, 2011.  Increased product costs, the expansion of the Company's direct-to-consumer business and new store openings planned for the first quarter of fiscal 2012 were key contributors to the increase in inventories.  The Company is comfortable with the quality of its inventory, and anticipates that inventory levels will be more in line with projected revenue growth as it moves through 2012.

Conference Call Information

Shareholders and other persons are invited to listen to the fourth quarter and fiscal 2011 earnings conference call scheduled for today, Tuesday, February 28, 2012, at 4:30 p.m. EST.  To participate in the Company's conference call, dial (877) 692-2592 approximately five minutes prior to the 4:30 p.m. start time.  The call will also be broadcast live over the internet at www.warnaco.com.  An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company's website: www.warnaco.com.

ABOUT WARNACO
The Warnaco Group, Inc., headquartered in New York, is a leading global apparel company engaged in the business of designing, sourcing, marketing and selling men's, women's and children's sportswear and accessories, swimwear and intimate apparel under such owned and licensed brands as Calvin Klein®, Speedo®, Chaps®, and Warner's® and Olga®.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this press release, the conference call scheduled for February 28, 2012 and certain other written, electronic and oral disclosure made by the Company from time to time, may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results, targets or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact, including, without limitation, future financial targets, are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," "targeted," or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: the Company's ability to execute its repositioning and sale initiatives (including achieving enhanced productivity and profitability) previously announced; deterioration in global or regional or other macro-economic conditions that affect the apparel industry, including turmoil in the financial and credit markets; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; the Company's failure to use the most recent and effective advertising media to reach customers; further declines in prices in the apparel industry and other pricing pressures; declining sales resulting from increased competition in the Company's markets; increases in the prices of raw materials or costs to produce or transport products; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; possible additional tax liabilities; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company's ability to protect its intellectual property or the costs incurred by the Company related thereto; the risk of product safety issues, defects or other production problems associated with the Company's products; the Company's dependence on a limited number of customers; the effects of consolidation in the retail sector; the Company's dependence on license agreements with third parties including, in particular, its license agreement with CKI, the licensor of the Company's Calvin Klein brand name; the Company's dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company's exposure to conditions in overseas markets in connection with the Company's foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the effects of fluctuations in the value of investments of the Company's pension plan; the sufficiency of cash to fund operations, including capital expenditures; the Company recognizing impairment charges for its long-lived assets; uncertainty over the outcome of litigation matters and other proceedings; the Company's ability to service its indebtedness, the effect of changes in interest rates on the Company's indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company's dependence on its senior management team and other key personnel; the Company's reliance on information technology; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the Company's inability to achieve its financial targets and strategic objectives, as a result of one or more of the factors described above, changes in the assumptions underlying the targets or goals, or otherwise; the inability to successfully implement restructuring and disposition activities; the failure of acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such acquired businesses being adversely affected, including by one or more of the factors described above, and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Net revenues	$614,719	$591,492	$2,513,388	$2,295,751
Cost of goods sold	346,894	337,414	1,412,446	1,275,788
Gross profit	267,825	254,078	1,100,942	1,019,963
Selling, general and administrative expenses	207,205	203,091	844,696	758,053
Amortization of intangible assets	38,409	3,274	47,957	11,549
Pension expense	27,675	2,615	26,744	2,550
Operating income (loss) (a)	(5,464)	45,098	181,545	247,811
Other loss (income)	133	587	631	6,238
Interest expense	5,132	2,293	16,274	14,483
Interest income	(819)	(623)	(3,361)	(2,815)
Income (loss) from continuing operations before provision for income taxes and noncontrolling interest	(9,910)	42,841	168,001	229,905
Provision for income taxes	(3,178)	14,822	36,006	82,107
Income (loss) from continuing operations before noncontrolling interest	(6,732)	28,019	131,995	147,798
Income (loss) from discontinued operations, net of taxes	(61)	(8,844)	(4,802)	(9,217)
Net income (loss)	(6,793)	19,175	127,193	138,581
Less: Net income (loss) attributable to the noncontrolling interest	(98)	-	(257)	-
Net income (loss) attributable to Warnaco Group, Inc.	(6,695)	19,175	127,450	138,581

Amounts attributable to Warnaco Group, Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$(6,634)	$28,019	$132,252	$147,798
Income (loss) from discontinued operations, net of tax	(61)	(8,844)	(4,802)	(9,217)
Net income (loss)	$(6,695)	$19,175	$127,450	$138,581

Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.16)	$0.62	$3.07	$3.26
Loss from discontinued operations	-	(0.19)	(0.11)	(0.20)
Net income (loss)	$(0.16)	$0.43	$2.96	$3.06

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.16)	$0.61	$3.01	$3.19
Loss from discontinued operations	-	(0.19)	(0.11)	(0.20)
Net income (loss)	$(0.16)	$0.42	$2.90	$2.99

Weighted average number of shares outstanding used in computing income per common share:
Basic	40,474,597	44,364,716	42,425,750	44,701,643
Diluted	41,244,612	45,416,800	43,299,849	45,755,935

(a)
Operating income includes pension expense and restructuring charges of $69,624 and $87,682 for the Three Months and the Fiscal Year Ended December 31, 2011, respectively, and $8,614 and $12,359 for the Three Months and the Fiscal Year Ended January 1, 2011, respectively.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2011	January 1, 2011
ASSETS
Current assets:
Cash and cash equivalents	$232,531	$191,227
Accounts receivable, net	322,976	318,123
Inventories	350,835	310,504
Assets of discontinued operations	-	125
Other current assets	158,288	158,659
Total current assets	1,064,630	978,638
Property, plant and equipment, net	133,022	129,252
Intangible and other assets	550,198	545,382
TOTAL ASSETS	$1,747,850	$1,653,272

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$47,513	$32,172
Accounts payable and accrued liabilities	354,452	380,275
Taxes	43,238	38,219
Liabilities of discontinued operations	6,797	18,800
Total current liabilities	452,000	469,466
Long-term debt	208,477	-
Other long-term liabilities	174,973	211,200
Redeemable non-controlling interest	15,200	-
Total stockholders' equity	897,200	972,606
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,747,850	$1,653,272
NET CASH AND CASH EQUIVALENTS (NET DEBT)	$(23,459)	$159,055

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)
(Unaudited)

Net revenues:	Three Months Ended	Three Months Ended	Increase /	%	Constant $
	December 31, 2011	January 1, 2011	(Decrease)	Change	% Change (a)
Sportswear Group	$322,074	$316,655	$5,419	1.7%	3.0%
Intimate Apparel Group	236,814	217,871	18,943	8.7%	9.6%
Swimwear Group	55,831	56,966	(1,135)	-2.0%	-1.6%
Net revenues	$614,719	$591,492	$23,227	3.9%	5.0%

	Three Months Ended	% of Group	Three Months Ended	% of Group
	December 31, 2011	Net Revenues	January 1, 2011	Net Revenues
Operating income (loss):
Sportswear Group (b), (c)	$(8,045)	-2.5%	$19,426	6.1%
Intimate Apparel Group (b), (c)	30,128	12.7%	28,565	13.1%
Swimwear Group (b), (c)	6,646	11.9%	1,577	2.8%
Unallocated corporate expenses (b), (c), (d)	(34,193)	na	(4,470)	na
Operating income (loss)	$(5,464)	na	$45,098	na
Operating income (loss) as a percentage of total net revenues	-0.9%		7.6%

(a)
Reflects the percentage increase in net revenues for the Three Months Ended December 31, 2011, compared to the Three Months Ended January 1, 2011, assuming foreign-based net revenues for the Three Months Ended December 31, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Three Months Ended January 1, 2011. See Schedule 6a.

(b)
Amounts related to certain shared services expenses incurred in the U.S. during the Three Months Ended January 1, 2011 have been reclassified to the international operating units and reclassified within the U.S operating units, resulting in a decrease (increase) in operating income of the Sportswear Group ($1,790), Intimate Apparel Group ($987), Swimwear Group (($307)) and Unallocated corporate expenses (($2,470)), in order to conform to the current period presentation. Shared services expenses included in the operating income of the business groups are as follows:

	Three Months Ended	Three Months Ended
	December 31, 2011	January 1, 2011
Sportswear Group	$7,022	$6,996
Intimate Apparel Group	$5,020	$4,915
Swimwear Group	$2,346	$2,251

(c)	Includes restructuring charges and other exit costs as follows:

	Three Months Ended	Three Months Ended
	December 31, 2011	January 1, 2011
Sportswear Group (i)	$38,715	$1,423
Intimate Apparel Group	2,937	3,474
Swimwear Group	279	1,136
Unallocated corporate expenses	18	(34)
	$41,949	$5,999

(i)
The Company’s license agreement to operate the “bridge” apparel business in Europe (the “CK/Calvin Klein “bridge” Apparel License”) requires the Company to, among other things, meet certain minimum sales thresholds for the two consecutive annual periods of 2010 and 2011.  During 2010 and 2011, the Company did not achieve the aforementioned minimum sales thresholds required under the CK/Calvin Klein “bridge” Apparel License.  As a result, the Company and Calvin Klein. Inc. ("CKI") no longer intend for the Company to continue to operate all or part of the bridge business.  The Company has begun discussions with CKI regarding the terms and conditions of the transition of all or part of the Company’s bridge business to CKI. Based on the factors described above, during the finalization of its financial statements for the Fiscal Year Ended December 31, 2011, the Company has recorded a non-cash impairment charge of $35,225 in its Sportswear Group related to its licenses to operate the “bridge” business.

(d)	Includes pension expense of $27,176 and $3,047 for the Three Months Ended December 31, 2011 and the Three Months Ended January 1, 2011, respectively.

Schedule 3a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands)
(Unaudited)

Net revenues:	Fiscal Year Ended	Fiscal Year Ended	Increase /	%	Constant $
	December 31, 2011	January 1, 2011	(Decrease)	Change	% Change (a)
Sportswear Group	$1,305,769	$1,204,065	$101,704	8.4%	5.6%
Intimate Apparel Group	932,131	834,010	98,121	11.8%	9.2%
Swimwear Group	275,488	257,676	17,812	6.9%	5.7%
Net revenues	$2,513,388	$2,295,751	$217,637	9.5%	6.9%

	Fiscal Year Ended	% of Group	Fiscal Year Ended	% of Group
	December 31, 2011	Net Revenues	January 1, 2011	Net Revenues
Operating income (loss):
Sportswear Group (b), (c)	$80,641	6.2%	$143,260	11.9%
Intimate Apparel Group (b), (c)	133,755	14.3%	134,928	16.2%
Swimwear Group (b), (c)	28,067	10.2%	18,698	7.3%
Unallocated corporate expenses (b), (c), (d)	(60,918)	na	(49,075)	na
Operating income (e), (f)	$181,545	na	$247,811	na
Operating income as a percentage of total net revenues	7.2%		10.8%

(a)
Reflects the percentage increase in net revenues for the Fiscal Year Ended December 31, 2011, compared to the Fiscal Year Ended January 1, 2011, assuming foreign-based net revenues for the Fiscal Year Ended December 31, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Fiscal Year Ended January 1, 2011. See Schedule 6b.

(b)
Amounts related to certain shared services expenses incurred in the U.S. during the Fiscal Year Ended January 1, 2011 have been reclassified to the international operating units and reclassified within the U.S operating units, resulting in a decrease (increase) in operating income of the Sportswear Group ($6,924), Intimate Apparel Group ($3,796), Swimwear Group (($828)) and Unallocated corporate expenses (($9,892)), in order to conform to the current period presentation. Shared services expenses included in the operating income of the business groups are as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2011	January 1, 2011
Sportswear Group	$27,835	$27,735
Intimate Apparel Group	$19,807	$19,512
Swimwear Group	$9,918	$9,413

(c)	Includes restructuring charges as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2011	January 1, 2011
Sportswear Group (i)	$45,884	$1,818
Intimate Apparel Group	6,556	3,596
Swimwear Group	7,533	3,582
Unallocated corporate expenses	966	813
	$60,939	$9,809

(i)	See note (i) to footnote (c) on Schedule 3.

(d)	Includes pension expense of $26,069 and $2,867 for the Fiscal Year Ended December 31, 2011 and the Fiscal Year Ended January 1, 2011, respectively.

(e)
Includes a gain of $2,000 recorded during the Fiscal Year Ended December 31, 2011 related to the sale and assignment of the Company's Nancy Ganz trademarks in Australia and New Zealand to the Company's former licensee for cash consideration of $2,000.

(f)	Includes a gain of $1,600 recorded during the Fiscal Year Ended December 31, 2011 related to the recovery of an insurance claim related to a fire in a warehouse in Peru.

Schedule 4

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	Three Months Ended December 31, 2011	Three Months Ended January 1, 2011	Increase / (Decrease)	% Change	Constant $ % Change (a)
United States	$235,687	$225,414	$10,273	4.6%	4.6%
Europe	149,267	152,762	(3,495)	-2.3%	-1.5%
Asia	128,953	109,609	19,344	17.6%	17.0%
Mexico, Central and South America	63,564	58,277	5,287	9.1%	17.8%
Canada	37,248	45,430	(8,182)	-18.0%	-16.6%
Total	$614,719	$591,492	$23,227	3.9%	5.0%

	Operating Income (loss)
	Three Months Ended December 31, 2011	Three Months Ended January 1, 2011 (b)	Increase / (Decrease)	% Change
United States	$19,892	$5,367	$14,525	270.6%
Europe (c)	(31,960)	12,488	(44,448)	-355.9%
Asia	25,278	15,925	9,353	58.7%
Mexico, Central and South America	7,637	8,679	(1,042)	-12.0%
Canada	7,882	7,109	773	10.9%
Unallocated corporate expenses (d)	(34,193)	(4,470)	(29,723)	-664.9%
Total	$(5,464)	$45,098	$(50,562)	-112.1%

(a)
Reflects the percentage increase (decrease) in net revenues for the Three Months Ended December 31, 2011, compared to the Three Months Ended January 1, 2011, assuming foreign-based net revenues for the Three Months Ended December 31, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Three Months Ended January 1, 2011. See Schedule 6a.

(b)
In order to conform to the current period presentation of operating income, amounts related to certain shared services expenses incurred in the U.S. for the Three Months Ended January 1, 2011 have been reclassified to the international operating units.

(c)	Includes a non-cash impairment charge of $35,225 for the Three Months Ended December 31, 2011 related to the Company’s bridge business. See footnote (c) on Schedule 3.

(d)	Includes pension expense of $27,176 and $3,047 for the Three Months Ended December 31, 2011 and the Three Months Ended January 1, 2011, respectively.

Schedule 4a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION
(Dollars in thousands)
(Unaudited)

	Net Revenues
	Fiscal Year Ended December 31, 2011	Fiscal Year Ended January 1, 2011	Increase / (Decrease)	% Change	Constant $ % Change (a)
United States	$1,013,239	$1,008,167	$5,072	0.5%	0.5%
Europe	628,094	576,644	51,450	8.9%	4.0%
Asia	499,499	391,264	108,235	27.7%	23.0%
Mexico, Central and South America	240,262	188,217	52,045	27.7%	23.9%
Canada	132,294	131,459	835	0.6%	-3.5%
Total	$2,513,388	$2,295,751	$217,637	9.5%	6.9%

	Operating Income (loss)
	Fiscal Year Ended December 31, 2011	Fiscal Year Ended January 1, 2011 (b)	Increase / (Decrease)	% Change
United States	$117,971	$125,826	$(7,855)	-6.2%
Europe (c)	(26,339)	57,165	(83,504)	-146.1%
Asia	94,542	64,942	29,600	45.6%
Mexico, Central and South America	39,258	29,179	10,079	34.5%
Canada	17,031	19,774	(2,743)	-13.9%
Unallocated corporate expenses (d)	(60,918)	(49,075)	(11,843)	-24.1%
Total	$181,545	$247,811	$(66,266)	-26.7%

(a)
Reflects the percentage increase (decrease) in net revenues for the Fiscal Year Ended December 31, 2011, compared to the Fiscal Year Ended January 1, 2011, assuming foreign-based net revenues for the Fiscal Year Ended December 31, 2011 are translated into U.S. dollars using the same foreign currency exchange rates that were used in the calculation of net revenues for the Fiscal Year Ended January 1, 2011. See Schedule 6b.

(b)
In order to conform to the current period presentation of operating income, amounts related to certain shared services expenses incurred in the U.S. for the Fiscal Year Ended January 1, 2011 have been reclassified to the international operating units.

(c)	Includes a non-cash impairment charge of $35,225 for the Fiscal Year Ended December 31, 2011 related to the Company’s bridge business. See footnote (c) on Schedule 3.

(d)	Includes pension expense of $26,069 and $2,867 for the Fiscal Year Ended December 31, 2011 and the Fiscal Year Ended January 1, 2011, respectively.

Schedule 5

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY CHANNEL
(Dollars in thousands)
(Unaudited)

By Channel:	Net Revenues
	Three Months Ended December 31, 2011	Three Months Ended January 1, 2011	Increase / (Decrease)	% Change
Wholesale	$416,730	$417,981	$(1,251)	-0.3%
Retail	197,989	173,511	24,478	14.1%
Total	$614,719	$591,492	$23,227	3.9%

	Operating Income (loss)
	Three Months Ended December 31, 2011	% of Net Revenues	Three Months Ended January 1, 2011	% of Net Revenues	Increase / (Decrease)	% Change
Wholesale (a), (b)	$7,870	1.9%	$31,717	7.6%	$(23,847)	-75.2%
Retail (a)	20,859	10.5%	17,851	10.3%	3,008	16.9%
Unallocated corporate expenses (c)	(34,193)	na	(4,470)	na	(29,723)	-664.9%
Total	$(5,464)	-0.9%	$45,098	7.6%	$(50,562)	-112.1%

(a)
For the Three Months Ended December 31, 2011 and the Three Months Ended January 1, 2011, wholesale operating income includes an intercompany profit of $6,774 and $6,257, respectively, related to certain inventories sold by the retail business to end consumers.  Conversely, for the Three Months Ended December 31, 2011 and the Three Months Ended January 1, 2011, retail operating income includes an intercompany charge of $6,774 and $6,257, respectively, related to these inventories.

(b)	Includes a non-cash impairment charge of $35,225 for the Three Months Ended December 31, 2011 related to the Company’s bridge business. See footnote (c) on Schedule 3.

(c)	Includes pension expense of $27,176 and $3,047 for the Three Months Ended December 31, 2011 and the Three Months Ended January 1, 2011, respectively.

Schedule 5a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY CHANNEL
(Dollars in thousands)
(Unaudited)

By Channel:	Net Revenues
	Fiscal Year Ended December 31, 2011	Fiscal Year Ended January 1, 2011	Increase / (Decrease)	% Change
Wholesale	$1,786,942	$1,729,077	$57,865	3.3%
Retail	726,446	566,674	159,772	28.2%
Total	$2,513,388	$2,295,751	$217,637	9.5%

	Operating Income (loss)
	Fiscal Year Ended December 31, 2011	% of Net Revenues	Fiscal Year Ended January 1, 2011	% of Net Revenues	Increase / (Decrease)	% Change
Wholesale (a), (b)	$181,908	10.2%	$240,611	13.9%	$(58,703)	-24.4%
Retail (a)	60,555	8.3%	56,275	9.9%	4,280	7.6%
Unallocated corporate expenses (c)	(60,918)	na	(49,075)	na	(11,843)	-24.1%
Total	$181,545	7.2%	$247,811	10.8%	$(66,266)	-26.7%

(a)
For the Fiscal Year Ended December 31, 2011 and the Fiscal Year Ended January 1, 2011, wholesale operating income includes an intercompany profit of $32,596 and $22,041, respectively, related to certain inventories sold by the retail business to end consumers. Conversely, for the Fiscal Year Ended December 31, 2011 and the Fiscal Year Ended January 1, 2011, retail operating income includes an intercompany charge  of $32,596 and $22,041, respectively, related to these inventories.

(b)	Includes a non-cash impairment charge of $35,225 for the Fiscal Year Ended December 31, 2011 related to the Company’s bridge business. See footnote (c) on Schedule 3.

(c)	Includes pension expense of $26,069 and $2,867 for the Fiscal Year Ended December 31, 2011 and the Fiscal Year Ended January 1, 2011, respectively.

Schedule 6

THE WARNACO GROUP, INC.
NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

The Warnaco Group, Inc.'s (the "Company") reported financial results are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The reported operating income, income from continuing operations and diluted earnings per share from continuing operations reflect certain items which affect the comparability of those reported results. Those financial results are also presented on a non-GAAP basis, as defined by Regulation S-K Section 10(e) issued by the Securities and Exchange Commission to exclude the effect of these items. The Company’s computation of these non-GAAP measures may vary from others in its industry. These non-GAAP financial measures are not intended to be, and should not be, considered in isolation from, or as a substitute for, the most directly comparable GAAP financial measure to which they are reconciled, as presented in the following table:

	Three Months Ended*		Fiscal Year Ended*
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
	(Dollars in thousands, except per share amounts)
Operating income (loss), as reported (GAAP)	$(5,464)	$45,098	$181,545	$247,811
Restructuring charges and pension income (a)	69,625	8,614	87,683	12,359
Brazil acquisition adjustment (b)	-	-	-	1,521
State franchise taxes and other (c)	-	(269)	-	1,000
Operating income, as adjusted (non-GAAP) (f)	$64,161	$53,443	$269,228	$262,691

Income (loss) from continuing operations attributable to Warnaco Group, Inc. common shareholders, as reported (GAAP)	$(6,634)	$28,019	$132,252	$147,798
Restructuring charges and pension, net of income tax (a)	48,058	6,102	60,882	8,845
Brazil acquisition adjustment, net of income tax (b)	-	-	-	1,004
State franchise taxes and other, net of income tax (c)	-	(172)	-	630
Costs related to the redemption of debt, net of income tax (d)	-	-	-	2,368
Taxation (e)	(720)	141	(19,012)	4,877
Income from continuing operations attributable to Warnaco Group, Inc. common shareholders, as adjusted (non-GAAP) (f)	$40,704	$34,090	$174,122	$165,522

Diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders, as reported (GAAP)	$(0.16)	$0.61	$3.01	$3.19
Restructuring and pension, net of income tax (a)	1.15	0.13	1.38	0.19
Brazil acquisition adjustment, net of income tax (b)	-	-	-	0.02
State franchise taxes and other, net of income tax (c)	-	-	-	0.01
Costs related to the redemption of debt, net of income tax (d)	-	-	-	0.05
Taxation (e)	(0.02)	-	(0.43)	0.11
Diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders, as adjusted (non-GAAP) (f)	$0.97	$0.74	$3.96	$3.57

*See footnotes on following page.

Schedule 6 (cont.)

THE WARNACO GROUP, INC.
NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

a)
For all periods presented, this adjustment seeks to present operating income, income from continuing operations attributable to Warnaco Group, Inc. common shareholders, and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders without the effects of restructuring charges and pension income. Restructuring charges (on a pre-tax basis) were $41,950 and $60,939 for the Three Months and the Fiscal Year Ended December 31, 2011 (including an impairment charge of $35,225 related to the Company's bridge business. See footnote (c) on Schedule 3), respectively, and $5,999 and $9,809 for the Three Months and the Fiscal Year Ended January 1, 2011, respectively. Restructuring charges include, among other items, non-cash charges of $38,853 and $40,020 for the Three Months and the Fiscal Year Ended December 31, 2011, respectively, and $1,621 and $1,621 for the Three Months and the Fiscal Year Ended January 1, 2011, respectively.  Pension expense (on a pre-tax basis) was $26,675 and $26,744 for the Three Months and the Fiscal Year Ended December 31, 2011, respectively, and $2,615 and $2,550 for the Three Months and the Fiscal Year Ended January 1, 2011, respectively. The income tax rates used to compute the income tax effect related to this adjustment correspond to the local statutory tax rates of the reporting entities that incurred restructuring charges or recognized pension income.

b)
This adjustment seeks to present operating income, income from continuing operations attributable to Warnaco Group, Inc. common shareholders and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders without the effects of an additional charge related to an adjustment to the contingent consideration to be paid for the business acquired in Brazil in 2009 of $1,521 ($1,004 after tax) for the Three Months and the Fiscal Year Ended January 1, 2011.  The income tax rate used to compute the income tax effect related to this adjustment corresponds to the local statutory tax rate in Brazil.

c)
This adjustment seeks to present operating income, income from continuing operations and diluted earnings per share from continuing operations, excluding the charges shown above for certain franchise taxes recorded during the Three Months and the Fiscal Year Ended January 1, 2011, related to the correction of amounts recorded in prior periods.  The amount was not material to any prior period.  The income tax rates used to compute the income tax effect related to the abovementioned charge for franchise taxes correspond to the statutory tax rates in the United States.

d)
This adjustment seeks to present income from continuing operations attributable to Warnaco Group, Inc. common shareholders and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders without the effect of the charges shown in the table above related to the repurchase of a portion of the Company's Senior Notes during the Fiscal Year Ended January 1, 2011. The income tax rates used to compute the income tax effect related to this adjustment correspond to the statutory tax rates in the United States.

e)
For the Fiscal Year Ended December 31, 2011, this adjustment seeks to present income from continuing operations and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders without the effects of certain discrete items or changes in estimates in prior period tax provisions as follows:

-
a $10,900 tax benefit recorded during the Fiscal Year Ended December 31, 2011 associated with the recognition of pre-2004 net operating losses in a foreign jurisdiction as a result of receiving a favorable ruling from that country’s taxing authority during the second quarter of 2011,

-	a $7,300 tax benefit recorded during the Fiscal Year Ended December 31, 2011 related to the reduction in the reserve for uncertain tax positions in certain foreign tax jurisdictions and

-
an $812 net tax benefit, recorded during the Fiscal Year Ended December 31, 2011, comprised of changes in various domestic and foreign tax provision estimates for the Fiscal Year Ended January 1, 2011 following the filing of certain of the Company's tax returns during 2011 and adjustments for other discrete items. The adjustments for other discrete items reflect the federal, state and foreign tax effects related to: 1) direct and indirect income taxes associated with legal entity reorganizations and restructurings; 2) tax provision or benefit resulting from statute expirations or the finalization of income tax examinations, and 3) other adjustments not considered part of the Company's core business activities.

For the Fiscal Year Ended January 1, 2011, this adjustment seeks to present income from continuing operations and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders without the effects of certain tax adjustments related to errors or changes in estimates in prior period tax provisions (approximately $2,300) and adjustments for certain other discrete tax items (approximately $2,600). The adjustment related to prior period errors or estimate changes includes, among other items, a charge of approximately $2,300 recorded during the Fiscal Year Ended January 1, 2011 associated with the correction of an error in the 2006 through 2009 income tax provisions as a consequence of the loss of a credit related to prior year tax overpayments caused by the delayed filing of tax returns in a U.S. state taxing jurisdiction. This error was not material to any prior period. The adjustments for other discrete items reflect the federal, state and foreign tax effects related to: 1) direct and indirect income taxes associated with legal entity reorganizations and restructurings; 2) tax provision or benefit resulting from statute expirations or the finalization of income tax examinations, and 3) other adjustments not considered part of the Company's core business activities.

Schedule 6 (cont.)

THE WARNACO GROUP, INC.
NON-GAAP MEASURES
(Dollars in thousands, excluding per share amounts)
(Unaudited)

For the Three Months Ended December 31, 2011, this adjustment reflects an additional amount that is required to be excluded such that income from continuing operations and diluted earnings per share from continuing operations attributable to Warnaco Group, Inc. common shareholders on an adjusted (non-GAAP) basis for the Three Months Ended December 31, 2011 is presented at a tax rate of 32.0% (which reflects the Company’s tax rate for the Fiscal Year Ended December 31, 2011 on an adjusted (non-GAAP) basis after excluding the following: restructuring charges, pension expense and certain income tax adjustments related to discrete items and changes in estimates in prior period tax provisions as discussed above).

For the Three Months Ended January 1, 2011, this adjustment reflects an additional amount that is required to be excluded such that income from continuing operations and diluted earnings per share from continuing operations on an adjusted (non-GAAP) basis for the Three Months Ended January 1, 2011 is presented at a tax rate of 33.4% (which reflects the Company’s tax rate for the Fiscal Year Ended January 1, 2011 on an adjusted (non-GAAP) basis after excluding the following: restructuring charges, pension expense (income), charges related to the adjustment of the contingent consideration to be paid for the business acquired in Brazil in 2009, franchise taxes, charges related to the repurchase of debt and certain income tax related adjustments related to errors or changes in estimates in prior period tax provisions and certain other discrete tax items).

f)
The Company believes it is valuable for users of its financial statements to be made aware of the non-GAAP financial information, as such measures are used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis and to make operating and strategic decisions. Management believes such non-GAAP measures will also enhance users' ability to analyze trends in the Company's business. In addition, the Company uses performance targets based on non-GAAP operating income and diluted earnings per share as a component of the measurement of incentive compensation.

Schedule 6a

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31, 2011
	GAAP As Reported	Impact of Foreign Currency Exchange	Non-GAAP (Note 1) Constant Currency
By Segment:
Sportswear Group	$322,074	$(3,980)	$326,054
Intimate Apparel Group	236,814	(2,060)	238,874
Swimwear Group	55,831	(252)	56,083
Net revenues	$614,719	$(6,292)	$621,011

By Region:
United States	$235,687	-	$235,687
Europe	149,267	1,220	148,047
Asia	128,953	(673)	129,627
Mexico, Central and South America	63,564	5,101	58,463
Canada	37,248	644	36,604
Total	$614,719	$6,292	$608,427

Note 1:

The Warnaco Group, Inc. is a global company that reports financial information in U.S. dollars in accordance with GAAP.  Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues into U.S. dollars.  These rate fluctuations can have a significant effect on reported operating results.  As a supplement to the Company's reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure.  The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of changes in foreign currency translation rates.  Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company's businesses.

To calculate the increase in segment revenues on a constant currency basis, net revenues for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S.dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in isolation from, or as a substitute for, the Company's operating performance measures calculated in accordance with GAAP.  The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Schedule 6b

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE
NET REVENUES ON A CONSTANT CURRENCY BASIS
(Dollars in thousands)
(Unaudited)

	Fiscal Year Ended December 31, 2011
	GAAP As Reported	Impact of Foreign Currency Exchange	Non-GAAP Constant Currency *
By Segment:
Sportswear Group	$1,305,769	$34,796	$1,270,973
Intimate Apparel Group	932,131	21,228	910,903
Swimwear Group	275,488	2,999	272,489
Net revenues	$2,513,388	$59,023	$2,454,365

By Region:
United States	$1,013,239	-	$1,013,239
Europe	628,094	28,248	599,846
Asia	499,499	18,197	481,302
Mexico, Central and South America	240,262	7,132	233,130
Canada	132,294	5,446	126,848
Total	$2,513,388	$59,023	$2,454,365

* See Note 1 on schedule 6a.

Schedule 7

THE WARNACO GROUP, INC.
SUPPLEMENTAL SCHEDULE - FISCAL 2012 OUTLOOK
(Unaudited)

NET REVENUE GUIDANCE	Percentages

Estimated increase in net revenues for the Fiscal Year Ending December 29, 2012 compared to levels in the Fiscal Year Ended December 31, 2011
GAAP basis	4.00%	to	6.00%
Non-GAAP basis (constant currency) (a)	6.00%	to	8.00%

EARNINGS PER SHARE GUIDANCE (based on recent exchange rates)	U.S. Dollars
Diluted income per common share from continuing operations
GAAP basis (assuming minimal pension expense / income)	$3.64	to	$3.70
Restructuring charges (b)	0.56	to	0.75
As adjusted (Non-GAAP basis) (c)	$4.20	to	$4.45

(a)
To calculate the expected increase in net revenues on a constant currency basis, expected net revenues for the Fiscal Year Ending December 29, 2012 for entities reporting in currencies other than the U.S. dollar have been translated into U.S.dollars at the average exchange rates in effect during the Fiscal Year Ended December 31, 2011 (rather than recent exchange rates).

(b)
Reflects between $24 million to $31 million of estimated restructuring charges (net of an income tax benefit of between $6 million and $9 million) primarily related to the consolidation of certain international operations. Depending on the outcome of discussions with CKI, the Company could incur additional restructuring charges related to the transition of all or part of its CK/Calvin Klein "bridge" businesses to CKI.

(c)
The Company believes it is useful for users of its financial statements to be made aware of the "As Adjusted" (non-GAAP) forecasted diluted income per common share from continuing operations as this is one of the measures used by management to evaluate the operating performance of the Company's continuing businesses on a comparable basis. The Company believes that this non-GAAP measure will also enhance users’ ability to analyze trends in the Company’s business. In addition, the Company uses performance targets based, in part, on this non-GAAP measure as a component of the measurement of employee incentive compensation. Management does not, nor should investors, consider this non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.